SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (date of earliest event reported)      April 8, 1997

                         BARRETT BUSINESS SERVICES, INC.
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             (Exact name of registrant as specified in its charter)



              Maryland                                    0-21886                          52-0812977
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    (State or other jurisdiction                     (Commission File                     (IRS Employer
          of incorporation)                               Number)                      Identification No.)



  4724 SW Macadam Avenue, Portland, Oregon                                                    97201
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(Address of principal executive offices)                                                   (Zip Code)

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Registrant's telephone number, including area code     (503) 220-0988
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Item 5.  Other Events.

                  On April 8, 1997, Barrett Business Services,  Inc. ("Barrett")
reported that its farm and forest labor  contractor  license had been revoked by the State of Oregon  through a default  judgment  received on April 4, 1997. The license revocation  included civil penalties of $488,000.  The State's action is based upon allegations that Barrett  violated  certain  requirements  imposed on farm and forest labor  contractors.  The effect of the license  revocation is to
preclude  Barrett  from  conducting  business  with  certain  customers,   which
represented  approximately  $4.0  million of Barrett's  1996  revenues of $215.8 million, or less than two percent.

                  Barrett had previously disclosed that it had received a notice from the State outlining certain purported deficiencies primarily related to written documentation evidencing that the terms and conditions of employment and workers' rights and remedies had been properly communicated to employees.

                  The State's assertions prevailed through a default judgment as a result of the failure by one of Barrett's law firms to file a response to the notice within the prescribed 20-day period. Barrett believes that the State's allegations are substantially without merit and intends to promptly pursue administrative relief of the default judgment.

                  Accompanying this report as Exhibit 99 is a copy of the news release, dated April 8, 1997, in which Barrett announced the revocation of its farm and forest labor contractor license and the assessment of $488,000 in civil penalties.


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Item 7.  Financial Statements and Exhibits.

         (c) Exhibits
               Exhibit 99                News Release of Barrett Business
                                         Services, Inc., dated April 8, 1997



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                                   SIGNATURE

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


DATED:  April 9, 1997                       Barrett Business Services, Inc.


                                            By:    /s/ Michael D. Mulholland
                                                   Michael D. Mulholland
                                                   Vice President - Finance



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                                  EXHIBIT INDEX


Exhibit
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  99       News Release of Barrett Business Services, Inc., dated April 8, 1997


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